EXHIBIT 99.1

Joint Venture Agreement

中外合资经营合同

-by and between-

由

Diodes (Shanghai) Investment Company Limited

达迩（上海）投资有限公司

Party A

甲方

-And-

以及

Chengdu Ya Guang Electronic Company Limited

成都亚光电子股份有限公司

Party B

乙方

IN RESPECT OF

REGISTERED CAPITAL INCREASE OF

DIODES TECHNOLOGY (CHENGDU) COMPANY LIMITED

关于达迩科技（成都）有限公司增加注册资本

Diodes Technology (Chengdu) Company Limited

达迩科技（成都）有限公司

2016 Amendment to Joint Venture Agreement

2016中外合资经营合同修正案

Diodes Technology (Chengdu) Company Limited (Hereinafter referred to as “Company”) decides to increase its registered capital by USD 76 million. Therefore, Party A and Party B hereby make the following changes to the relevant provision of the Joint Venture Agreement:

因达迩科技（成都）有限公司（以下简称“公司”）决定增加公司注册资本柒仟陆佰万美元。为此，甲、乙双方对公司中外合资

经营企业合同有关条款作如下修改：

Originally：

原为：

5.1

The registered capital of the Company is USD 50 million. Total investment of the Company is USD 99.9 million. The Company may resolve its need for capital through bank loans or loans from its investors.

公司的注册资本为伍仟万美元。公司的投资总额为九千九佰九十万美元。公司可以通过银行贷款或向其投资者借款解决其资金的需求。

5.2

The registered capital of the Company shall be contributed in the following manners:

USD 47.5 million by Party A, an amount contributed by USD currency spot exchange and/or equivalent RMB cash equal to 95% of the registered capital of the Company; and

USD 2.5 million by Party B, contributed by an equivalent cash amount in RMB equal to 5% of the registered capital of the Company.

公司的注册资本将由各方如下方式缴纳：

甲方出资肆仟柒佰伍拾万美元，以肆仟柒佰伍拾万美元现汇及/或等值人民币投入，占注册资本的95%；及

乙方出资贰佰伍拾万美元，以折合贰佰伍拾万美元的等值人民币现金投入，占注册资本的5%。

Revised to:

现改为:

5.1

The registered capital of the Company is USD 126 million. Total investment of the Company is USD 184.26 million. The Company may resolve its need for capital through bank loans or loans from its investors.

公司的注册资本为壹亿贰仟陆佰万美元。公司的投资总额为壹亿捌仟肆佰贰拾陆万美元。公司可以通过银行贷款或向其投资者借款解决其资金的需求。

5.2

The registered capital of the Company shall be contributed in the following manners:

98.02% of the registered capital, or USD 123.5 million, will be subscribed for by Party A, USD 56.77 million of which will be contributed by Party A with USD currency spot exchange and/or an equivalent RMB cash, and USD 66.73 million of which will be converted from Party A’s creditor’s right (equals to USD 66.73 million) over the Company’s debt owned by Party A into the Company’s equity.

1.98% of the registered capital, or USD 2.5 million, will be subscribed for by Party B, contributed with an equivalent cash amount in RMB.

The initial registered capital of the Company is USD 50 million, 95% of which has already been paid by Party A, and 5% of which has already been paid by Party B.

公司的注册资本将由各方如下方式缴纳：

甲方认缴注册资本中的壹亿贰仟叁佰伍拾万美元，其中以美元现汇及/或等值人民币投入伍仟陆佰柒拾柒万美元，以甲方对公司依法享有的陆仟陆佰柒拾叁万美元债权转为陆仟陆佰柒拾叁万美元股权，合计占注册资本的98.02%；

乙方认缴注册资本中的贰佰伍拾万美元，以折合贰佰伍拾万美元的等值人民币现金投入，占注册资本的1.98%。

公司最初注册资本为伍仟万美元，其中95%已由甲方实缴完毕，5%已由乙方实缴完毕。

This Amendment is made in four (4) originals and shall be effective upon approval by competent governmental authority.

本修正案一式肆（4）份，经审批机构批准生效。

【以下无正文】

（Signature Page）

【签署页：本页无正文】

Party A (Stamp): Diodes (Shanghai) Investment Company Limited

甲方（签章）：达迩（上海）投资有限公司

Date: 12/7/2016

日期：

Signature of the legal representative: /s/ SHIAO-KWANG EDMUND TANG

法定代表人签字：_____________

Party B (Stamp): Chengdu Ya Guang Electronic Company Limited

乙方（签章）：成都亚光电子股份有限公司

Date:  12/7/2016

日期：

Signature of the legal representative: /s/ 石凌涛

法定代表人签字：_____________